Exhibit 4.2

HYDROGENICS CORPORATION

RESTRICTED SHARE UNIT PLAN

HYDROGENICS CORPORATION

RESTRICTED SHARE UNIT PLAN

SECTION 1                               INTERPRETATION AND ADMINISTRATIVE PROVISIONS

1.1                                Purposes

The purposes of this Plan are to:

(a)                                  promote a greater alignment of interests between the key employees of the Company and its affiliates and shareholders;

(b)                                 assist the Company and its affiliates to retain individuals with the experience and ability to serve as key employees; and

(c)                                  allow the key employees of the Company and its affiliates to participate in the long-term success of the Company.

1.2                                Definitions

In this Plan, the terms set out below have the following meanings.

“affiliate”, “associate” and “jointly or in concert” have the respective meanings set forth in the Securities Act (Ontario), as amended from time to time.

“Applicable Deductions” has the meaning set out in Section 2.4.

“Award Date” means the date the Board awards Restricted Share Units under this Plan.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day when banks in the City of Toronto, Ontario are not generally open for business.

“Cause” has the meaning attributed to such term by the Courts of Ontario from time to time.

“Change of Control” means the occurrence of any of the following events:

(i)                                    any change in the holding, direct or indirect, of shares of the Company as a result of which a Person or group of Persons acting jointly or in concert, or a Person who is an associate or affiliate of any such Person or group, becomes the beneficial owner, directly or indirectly, of shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than fifty percent (50%) of the votes attaching to all shares of the Company which may be cast to elect directors of the Company;

(ii)                                 a sale or other disposition of all or substantially all of the property or assets of the Company to a Person, other than to a Person that was an affiliate of the Company immediately prior to the completion of such sale or disposition; and

(iii)                              the dissolution or liquidation of the Company (other than in connection with the distribution of the assets of the Company to one or more Persons which were affiliates of the Company immediately prior to the completion of such transfer).

“Committee” means the committee of the Board responsible for recommending to the Board the compensation of the key employees, which, as at the effective date of the Plan, is the Human Resources & Corporate Governance Committee.

“Company” means Hydrogenics Corporation.

“Dividend Restricted Share Units” has the meaning set out in Section 3.4.

“LTI Bonus Compensation” means amounts that are awarded to a Participant under this Plan as part of the Executive LTI Incentive Plan.

“Market Value” means the closing price of Shares on the Toronto Stock Exchange on the last trading day on which the Shares were traded occurring immediately prior to the applicable date, or if the Shares are not then traded on the Toronto Stock Exchange means the fair market value per Share as determined by the Board in its discretion.

“Participant” means any key employee of a Participating Entity who the Board, in its discretion, determines may participate in this Plan.

“Participating Entity” means the Company and any affiliate of the Company which is designated by the Board from time to time.

“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative.

“Plan” means this Hydrogenics Corporation Restricted Share Unit Plan.

“Restricted Share Unit” means a right granted to a Participant to receive the cash equivalent of a Share on the terms set out in the Plan.

“Retirement” means resignation in circumstances which the Board, in its discretion, determines is Retirement and on such terms as the Board may specify.

“RSU Account” means the notional account of Restricted Share Units and Dividend

Restricted Share Units maintained for each Participant.

“RSU Agreement” means a signed, written agreement between a Participant and the Company, substantially in the form attached as Schedule “A” hereto, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which a Restricted Share Unit has been granted under this Plan.

“Service Year” has the meaning set out in Section 3.2.

“Share” means a common share of the Company.

“Tax Act” means the Income Tax Act (Canada), R.S.C. (5th Supp.), c. 1, including the regulations promulgated thereunder, as amended from time to time.

“Termination Date” means the Participant’s last day of active employment and does not include any period of statutory, contractual or reasonable notice or any period of salary continuance or deemed employment.

“Vested” means that a Restricted Share Unit has become redeemable and “Vest” has a corresponding meaning.

“Vesting Date” has the meaning set out in Section 3.5.

1.3                                Interpretation

This Plan is to be interpreted as follows:

(a)                                  The use of headings is for ease of reference only and does not affect construction or interpretation of this Plan.

(b)                                 Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.

(c)                                  References to Sections and Subsections are references to sections and subsections in this Plan, unless otherwise specified.

(d)                                 All amounts paid or values to be determined under the Plan shall be in Canadian dollars.

(e)                                  Whenever the Board is to exercise discretion in the administration of the terms and conditions of this Plan or any Restricted Share Unit, the term “discretion” means the “sole and absolute discretion” of the Board.

(f)                                    Where the words “including” or “includes” appear in this Plan, they mean “including (or includes) without limitation”.

SECTION 2                               ADMINISTRATION

2.1                                Administration

This Plan will be administered by the Board and the Board has complete authority, in its discretion, to interpret the provisions of this Plan, provided that the Plan shall always be interpreted in a manner such that the Plan and any Restricted Share Units granted hereunder comply with the exception to the definition of “salary deferral arrangement” contained in paragraph (k) of subsection 248(1) of the Tax Act or any successor provision thereto.  In administering and interpreting the Plan, the Board may adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan and make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan which the Board determines, in its discretion, are necessary or advisable.  The Board’s determinations and actions within its authority under this Plan are final, conclusive and binding on the Company, its affiliates and all other Persons.

2.2                                Delegation to Committee

To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Board under the Plan. In such event, references to the Board mean and include the Committee and the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decisions made or actions taken by the Committee arising out of or in connection with the administration or interpretation of this Plan within its authority under this Plan, are final, conclusive and binding on the Participating Entities and all other Persons.

2.3                                Eligibility

(a)                                  Participation in the Plan is entirely voluntary.

(b)                                 All employees of Participating Entities are eligible to participate in this Plan.

(c)                                  Eligibility to participate in the Plan does not confer upon any Person any right to be granted Restricted Share Units pursuant to this Plan.  In addition, no Participant has any claim or right to be granted a Restricted Share Unit (including a Restricted Share Unit granted in substitution for any Restricted Share Unit that has expired pursuant to the terms of this Plan).

2.4                                Taxes and Other Source Deductions

The Company is authorized to deduct from any amount payable or credited hereunder such taxes and other amounts as it may be required by law to deduct or withhold, in such manner as it determines (the “Applicable Deductions”).

2.5                                Information

Each Participant shall provide the Company with all information the Company requires from that Participant in order to administer this Plan.

2.6                                Indemnification

Each member of the Board and Committee is indemnified and held harmless by the Company against any cost or expense arising out of any act or omission to act in connection with this Plan to the extent permitted by applicable law.  This indemnification is in addition to any rights of indemnification a Board or Committee member may have as director or otherwise.

2.7                                Governing Law

This Plan shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

2.8                                Restricted Share Unit Agreements

All grants of Restricted Share Units under this Plan will be evidenced by RSU Agreements.  Any one of the Chief Executive Officer or Chief Financial Officer of the Company is authorized and empowered to execute on behalf of the Company and deliver an RSU Agreement to a Participant.

SECTION 3                                           GRANTS OF RESTRICTED SHARE UNITS

3.1                                Grants of Restricted Share Units

The Board, in its discretion, will determine the amount of LTI Bonus Compensation, if any, payable to a Participant under this Plan taking into account such milestones and criteria, if any, as the Committee determines in its discretion, at or prior to the Award Date.  LTI Bonus Compensation will be provided to the Participant in the form of Restricted Share Units.  The Restricted Share Units will be credited to the Participant’s RSU Account on the Award Date, and the Participant shall execute an RSU Agreement.

3.2                                Service Year

For greater certainty, notwithstanding any other provision herein, unless otherwise provided in the applicable RSU Award Agreement, the granting of Units to any

Participant under the Plan in any calendar year shall be awarded solely in respect of performance of such Participant in the same calendar year as that containing the Award Date (the “Service Year”).  In all cases, the Units shall be in addition to, and not in substitution for or in lieu of, ordinary salary and wages received by such Participant in respect of his or her services to his or her employer.

3.3                                Number of Restricted Share Units Granted

The number of Restricted Share Units (including any fractional Restricted Share Units) that will be credited to a Participant’s RSU Account is determined by dividing the amount of the LTI Bonus Compensation by the Market Value of a Share on the Award Date.

3.4                               Reinvestment of Distributions

When dividends or distributions are paid on Shares, additional Restricted Share Units (“Dividend Restricted Share Units”) will be credited to the Participant’s RSU Account as at the payment date of the dividends or distributions in an amount determined by dividing the amount of the dividends or distributions payable on the number of Shares equal to the number of Restricted Share Units allocated to the Participant’s RSU Account by the Market Value of a Share on the payment date of the dividends or distributions.

3.5                                Vesting

The Restricted Share Units shall Vest and be redeemed on such date no later than December 31 of the third calendar year following the Service Year in respect of which they were granted, as is determined by the Board in its discretion and is set forth in the Restricted Share Unit Agreement and Dividend Restricted Share Units Vest at the same time as the Restricted Share Units in respect of which they were credited (the “Vesting Date”).

3.6                                Redemption

Subject to Section 3.7, all Vested Restricted Share Units (which for the purposes of this Section 3.6 includes Vested Dividend Restricted Share Units and Vested fractional Restricted Share Units) credited to the Participant’s RSU Account shall be redeemed by the Company as at and within 30 days following the Vesting Date in respect of such Restricted Share Units.  Vested Restricted Share Units will be redeemed by the payment to the Participant of an amount equal to the number of Vested Restricted Share Units and Dividend Restricted Share Units credited to the Participant’s RSU Account multiplied by the Market Value at as the Vesting Date.

3.7                                Final Deadline for Redemption

Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, a Participant in respect of a Restricted Share Unit shall be paid within three years following the end of the Service Year in respect of which the Restricted Share Units was granted.

3.8                                Effect of Redemption

A Participant shall have no further rights, title or interest with respect to any Restricted Share Unit that has been redeemed.

SECTION 4                               TERMINATION OF EMPLOYMENT

4.1                                Resignation

If a Participant resigns from employment with a Participating Entity, the Participant shall forfeit all rights, title and interest in the Participant’s Restricted Share Units which are not Vested on the date the notice of resignation is delivered to the Company.

4.2                                Termination for Cause

If a Participant’s employment is terminated by a Participating Entity for Cause the Participant shall forfeit all rights, title and interest in all the Restricted Share Units, whether Vested or not Vested at the Termination Date.

4.3                               Retirement, Death, Disability, Termination without Cause and Disposition of a Participating Entity

If a Participant’s employment ceases because of death, disability or Retirement of the Participant, the Participant’s employment is terminated without Cause, the Participant resigns because he or she has been constructively dismissed, or the Person which employs the Participant ceases to be a Participating Entity, then a pro rata portion of the Restricted Share Units which are not Vested on the Termination Date will Vest immediately prior to the Termination Date based on the number of days from the Award Date to the Termination Date divided by the number of days, if any, from the Award Date to the end of the year in respect of which the Restricted Share Units were granted plus 1095 and the Participant’s Vested Restricted Share Units will be redeemed pursuant to Section 3.6 as if the Vesting Date were immediately prior to the Termination Date.

4.4                               Change of Control

If a Participant’s employment is terminated by a Participating Entity or the Participant resigns because of constructive termination within 6 months following a Change of Control, the Vesting Date in respect of all of the Participant’s Restricted Share Units for

which the Vesting Date would otherwise be on or after such cessation of employment, shall be deemed to be immediately prior to the Termination Date and such Vested Restricted Share Units shall be redeemed pursuant to Section 3.6.

SECTION 5                               ADJUSTMENTS

5.1                                General

The provisions contained in this Plan and any RSU Agreement and the existence of any Restricted Share Units shall not affect in any way the right of the Company or its shareholders or affiliates to take any action, including any change in the Company’s capital structure or its business, or any acquisition, disposition, amalgamation, combination, merger or consolidation, or the creation or issuance of any bonds, debentures, shares or other securities of the Company or of an affiliate  thereof or the determination of the rights and conditions attaching thereto, or the dissolution or liquidation of the Company or of any of its affiliates or any sale or transfer of all or any part of their respective assets or businesses, whether or not any such corporate action or proceeding would have an adverse effect on this Plan or any Restricted Share Units granted hereunder.

5.2                                Reorganization of Company’s Capital

If the Company effects, a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of an ordinary cash dividend), or if any other change is made in the capitalization of the Company that, in the opinion of the Board, would warrant the amendment or replacement of any existing Restricted Share Units in order to preserve proportionately the rights and obligations of the Participants, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

5.3                                Other Events Affecting the Company

In the event of an amalgamation, combination, or other reorganization involving the Company that, in the opinion of the Board, warrants the amendment or replacement of any existing Restricted Share Units in order to preserve proportionately the rights and obligations of the Participants, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

5.4                                Immediate Redemption of Awards

Where the Board determines that the steps provided in sections 5.2 and 5.3 would not preserve proportionately the rights and obligations of the Participants in the circumstances or the Board otherwise determines that it is appropriate, the Board may permit the Vesting and redemption, effective no later than the Business Day immediately prior to the date on which the event referenced in sections 5.2 and 5.3, as applicable, is consummated, of any outstanding Restricted Share Units that are not then otherwise Vested.

5.5                                Change of Control

In the event of a Change of Control, the Board may accelerate the Vesting Date of Restricted Share Units granted under this Plan to the Business Day immediately following the date on which such Change of Control is consummated provided that the Board accelerates the Vesting of the Restricted Share Units prior to the date on which the Change of Control is consummated and such Vested Restricted Share Units shall be redeemed pursuant to Section 3.6.

5.6                                Fractional Restricted Share Units

Fractional Restricted Share Units are permitted under this Plan.

5.7                                Participant’s Entitlement

Except as otherwise provided in this Plan, Restricted Share Units previously granted under this Plan are not affected by any change in the relationship between or ownership of the Company and an affiliate.

5.8                                Rights of Participant

The granting of any Restricted Share Unit is not to be construed as giving a Participant a right to remain in the employ of the Company or a Participating Entity.  No Participant has any rights as a shareholder of the Company in respect of Restricted Share Units.

5.9                                Amendment or Discontinuance

The Board may amend, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including the applicable rules, regulations and policies of any exchange, if any) that require the approval of shareholders or any governmental or regulatory body.

Except as expressly set forth in the Plan, no action of the Board may adversely alter or impair the rights of a Participant under any Restricted Share Units previously granted to the Participant without the consent of the affected Participant.

5.10                         Not a Salary Deferral Arrangement

Any action taken pursuant to Sections 5.2, 5.3, or 5.4 shall be such that the Plan and any Restricted Share Units granted hereunder comply with the exception to the definition of “salary deferral arrangement” contained in paragraph (k) of subsection 248(1) of the Tax Act or any successor provision thereto.

5.11                         Severability

If any provision of this Plan or any RSU Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions are severable and enforceable in accordance with their terms, and all provisions will remain enforceable in any other jurisdiction.

5.12                         General Restrictions and Assignment

(a)                                  Except as required by law, the rights of a Participant under this Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

(b)                                 Rights and obligations under this Plan may be assigned by the Company to a successor in the business of the Company, any corporation resulting from any amalgamation, reorganization, combination, merger or arrangement of the Company, or any corporation acquiring all or substantially all of the assets or business of the Company.

5.13                         Market Fluctuations

(a)                                  No amount will be paid to, or in respect of, a Participant under this Plan to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

(b)                                 The Company makes no representations or warranties to Participants with respect to this Plan or the Restricted Share Units whatsoever.  Participants are expressly advised that the value of any Restricted Share Units will fluctuate as the trading price of the Shares fluctuates.

(c)                                  In seeking the benefits of participation in this Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of the Shares and all other risks associated with the holding of Restricted Share Units.

5.14                         No Shareholder Rights

Under no circumstances shall Restricted Share Units be considered Shares or other securities of the Company, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Company, nor shall any Participant (a) be considered the owner of, or (b) be entitled to receive Shares by virtue of the award of Restricted Share Units.

5.15                         Unfunded and Unsecured Plan

This Plan shall be unfunded and the Company will not secure its obligations under this Plan.  To the extent any Participant or his or her estate holds any rights by virtue of a grant of Restricted Share Units under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

5.16                         Ownership Requirements

The Restricted Share Units and Dividend Restricted Share Units credited to the Participant’s RSU Account are included in assessing a Participant’s ownership requirements, if any, in the Participating Entities.

5.17                         Non-Exclusivity

Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

5.18                         Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the redemption of Restricted Share Units or Dividend Restricted Share Units will not constitute compensation with respect to which any other employee benefits of that Participant are determined including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Board in writing.

5.19                         Tax Consequences

It is the responsibility of the Participant to complete and file any tax returns and pay all taxes that may be required under Canadian and other tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.  No Participating Entity shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

5.20                         Effective Date

This Plan will become effective June 22, 2009.

SCHEDULE A

HYDROGENICS CORPORATION
RESTRICTED SHARE UNIT PLAN

RSU AGREEMENT

•

(the “Participant”)

Pursuant to the Hydrogenics Corporation Restricted Share Unit Plan (the “Plan”) established [date], a copy of which is attached to this RSU Agreement and in consideration of services provided to the Company by the Participant, the Company hereby grants to the Participant • Restricted Share Units which Vest in accordance with the terms of the Plan on [date].

All capitalized terms not defined in this agreement have the meaning set out in the Plan.

The Company and the Participant understand and agree that the granting and exercise of these Restricted Share Units are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this agreement.

DATED                                             ,               .

HYDROGENICS CORPORATION

Per	c/s

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this agreement or acquire any Restricted Share Units by expectation of employment or continued employment with any Participating Company.

Signature

•

ADDENDUM TO HYDROGENICS CORPORATION

RESTRICTED SHARE UNIT PLAN

1.                                       Purpose

This is an Addendum to the Restricted Share Unit Plan of Hydrogenics Corporation (the “Plan”).

This Addendum to the Plan applies only to Participants who are United States citizens or residents (“US Participants”). Unless otherwise defined herein, capitalized terms shall have the respective meanings ascribed to them in the Plan.

The purpose of this Addendum is to ensure that compensation paid under the Plan to US Participants is not subject to tax under Section 409A of the Code, provided that the Company makes no representation that the payments provided under the Plan are or will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to payments under the Plan.

In the event that there is any conflict between the terms and conditions of the Plan and the provisions of this Addendum, this Addendum shall govern.

2.                                       Definitions

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Regulations” means the United States Treasury Regulations promulgated under the Code.

“Separation from Service” means a “separation from service” with the Company within the meaning of, and that satisfies the requirement of, Section 409A of the Code, including Treasury Reg. §1.409A-1(h).

3.                                       Administration

The Plan is intended to be administered in compliance with Section 409A of the Code and shall be construed and interpreted in accordance therewith.

4.                                       Redemption of Restricted Share Units upon Constructive Termination

With respect to the resignation of a US Participant for constructive termination, Sections 4.3 and 4.4 of the Plan shall apply only if such constructive termination constitutes a Separation from Service for “good reason” within the meaning of Treasury Reg. § 1.409A-1(n)(2).

5.                                       Redemption of Restricted Share Units upon Retirement

Upon the Retirement of a US Participant, unvested Restricted Share Units shall be forfeited unless the Committee waives the Vesting requirements and such Retirement constitutes a Separation from Service, in which case the Company shall redeem the vested Restricted Share Units pursuant to Section 3.5 of the Plan.

6.                                       Acceleration Prohibited

Notwithstanding anything in the Plan to the contrary, the acceleration of the time or schedule of any payment under the Plan is prohibited, except as provided in the Regulations and administrative guidance promulgated under Section 409A of the Code.

7.                                       Tax Consequences

It is the responsibility of the US Participant to complete and timely file any tax returns which may be required under US tax laws as a result of the US Participant’s participation in the Plan.  The Company shall not be held responsible for any tax consequences to a US Participant as a result of such US Participant’s participation in the Plan.